[CITIBANK LOGO]
Citibank, N.A.
Worldwide Securities Services

111 Wall Street
New York, NY 10043
                                                                    Exhibit 7(m)

                        FOREIGN CUSTODY MANAGER ADDENDUM
                                       TO
GLOBAL CUSTODIAL SERVICES AGREEMENT, dated as of December 5, 2000 by and between JANUS Aspen Series (the "Client") and CITIBANK, N.A. (the "Custodian").

The Client desires to have the Custodian assume and discharge the responsibility of the Client's board of trustees (hereinafter the "Board") to select, contract with and monitor certain custodians of non-U.S. assets of the Client held by the Custodian pursuant to the Global Custodial Services Agreement (the "Agreement"). The Custodian agrees to accept the delegation and to perform the responsibility as provided in this Addendum. Unless otherwise provided herein, all capitalized terms shall have the same meanings as set forth in the Agreement.

(A)      FOREIGN CUSTODY MANAGER:

         (i) The Board hereby delegates to the Custodian, and the Custodian hereby accepts the delegation to it, of the obligation to serve as the Client's "Foreign Custody Manager" (as defined in Rule 17f-5(a)(3) under the Investment Company Act of 1940, as amended from time to time (the "1940 Act")), in respect to the Client's foreign investments held from time to time by the Custodian with any Subcustodian or Clearance System that is an Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1). The term "Eligible Foreign Custodian" shall not include any Clearance System that is an Eligible Securities Depository (as defined in Rule 17f-7(b)(1) under the 1940 Act). Foreign investments are any Property for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect a Client's transaction in such Property.

         (ii)     As Foreign Custody Manager, the Custodian shall:

                  (1) select  Eligible  Foreign  Custodians  to serve as foreign
                  custodians  and  place  and  maintain  the  Client's   foreign
                  investments with such foreign custodians;

                  (2) in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)- (iv);

                  (3) enter into written agreements with each Eligible Foreign Custodian selected by the Custodian hereunder;

                  (4) determine that the written contract with each Eligible Foreign Custodian (or, in the case of an Eligible Foreign Custodian that is a Clearance System such contract (which may be between the Custodian and the Clearance System or between an Eligible Foreign Custodian selected by the Custodian and the Clearance System), the rules or established practices or procedures of the Clearance System, or any combination of the foregoing) requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

                  (5) provide  written  reports (x)  notifying  the Board of the placement of foreign investments with each Eligible Foreign Custodian, such reports to be provided at such regularly scheduled
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                  meetings of  the Board, and (y) promptly  notifying  the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian;

                  (6) monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodians selected hereunder and (y) the governing contractual arrangements; it being understood, however, that in the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions with respect to the disposition of the foreign investments held by such Eligible Foreign Custodian; and

                  (7) exercise such reasonable care, prudence and diligence in serving as the Foreign Custody Manager as the Custodian exercises in performing its responsibility under the Agreement for the safekeeping of the Client's Property \

(B)      ELIGIBLE SECURITIES DEPOSITORIES:
         (i) The Custodian shall identify in writing each Eligible Securities Depostory in each country in which the Custodian acts as custodian for assets of the Client. The Custodian shall (a) provide the Client (or its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining Property with such Eligible Securities Depositories in accordance with section
         (a)(1)(i)(A) of Rule 17f-7 and (b) monitor such risks on a continuing basis and promptly notify the Client (or its duly-authorized investment manager or investment adviser) of any material change in such risks, in accordance with section (a) (1) (i) (B) of Rule 17f-7.

         (ii) The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section (B) (i) as the Custodian exercises in performing its responsibility under the Agreement for the safekeeping of Client's Property.

         (ii) Upon the receipt of Instructions from Client (or its duly-authorized investment manager or investment adviser), Custodian shall withdraw Client's Property from an Eligible Securities Depository that no longer meets the requirements of Rule 17f-7 as soon as reasonably practicable.

(C)      MISCELLANEOUS:

         (i) Nothing in this Addendum shall relieve the Custodian of any responsibility otherwise provided in the Agreement or this Addendum for loss or damage suffered by the Client from an act of negligence or willful misconduct on the part of the Custodian.

         (ii) Nothing in this Addendum shall require the Custodian to make any selection on behalf of the Client that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country's financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk. The Client and the Board may reasonably rely on the veracity and completeness of such information.



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(D)      TERMINATION:

         (i) The Client may terminate this delegation upon written notice to the Custodian.

         (ii) The Custodian may terminate its acceptance of this delegation upon ninety (90) days written notice to the Client.


IN WITNESS WHEREOF, the parties have caused this Addendum to be executed as of the 5th day of December, 2000, by their respective officers thereunto duly authorized.



CITIBANK, N.A., NEW YORK OFFICE                    JANUS Aspen Series


By:/s/Gene Fauquier                                By:/s/Kelley Abbott Howes

Name:  Gene Fauquier                               Name:  Kelley Abbott Howes

Title: Vice President                              Title: Vice President












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